RECEIVABLES SALE AGREEMENT

Dated as of December 19, 2022

by and between

Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co., INC.,
as the  “Originator,”

and

MSC A/R HOLDING CO., LLC,
as the “SPE”

TABLE OF CONTENTS

i

Receivables Sale Agreement

Section 7.9.	Counterparts; Severability; Section References.	23
Section 7.10.	Bankruptcy Petition.	24
Section 7.11.	USA Patriot Act.	24
Section 7.12.	Amounts to be Paid by the SPE.	24

Exhibits

Exhibit IDefinitions

Exhibit IIOriginator’s Principal Place of Business, Chief Executive Office, Other Records Locations; FEIN; State Organizational I.D. Number; and Other Names (Assumed, Prior, Trade and Fictitious Names)

Exhibit  IIIForm of Subordinated Note

Schedules

Schedule AClosing Documents

ii

Receivables Sale Agreement

RECEIVABLES SALE AGREEMENT

THIS RECEIVABLES SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 19, 2022 (the “Closing Date”), is by and between Sid Tool Co., Inc., a New York corporation d/b/a MSC Industrial Supply Co. (the “Originator”),  and MSC A/R Holding Co., LLC,  a Delaware limited liability company (the “SPE”).  Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I attached hereto (or, if not defined in this Agreement, the meanings assigned to such terms in the Receivables Purchase Agreement hereinafter defined).

PRELIMINARY STATEMENTS

Upon the terms and conditions hereinafter set forth, from and after the Closing Date, the Originator wishes to sell and assign to the SPE, and the SPE wishes to purchase from the Originator, all of the Originator’s right, title and interest in and to all of its existing and future Receivables, together with the Related Security with respect thereto and all proceeds of the foregoing.

The Originator and the SPE intend the transactions contemplated hereby to be true sales of the Receivables Assets (hereinafter defined) from the Originator to the SPE, providing the SPE with the full benefits of ownership of the Receivables Assets, and neither the Originator nor the SPE intends these transactions to be, or for any purpose to be characterized as, loans from the SPE to the Originator secured by the Receivables Assets.

Immediately following its acquisition of the Receivables Assets from the Originator, the SPE will sell certain of them and pledge the remainder of them pursuant to that certain Receivables Purchase Agreement, dated as of the Closing Date (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Receivables Purchase Agreement”), by and among the SPE, MSC  Industrial Direct Co., Inc. a New York corporation (“MSC”), as initial master servicer (together with its successors and assigns in such capacity, the “Master Servicer”), the purchasers from time to time party thereto (the “Purchasers”), and Wells  Fargo Bank, National Association, as administrative agent for the Purchasers (together with its successors and assigns in such capacity, the “Administrative Agent”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I Amounts and Terms
Section 1.1. Purchase and Sale of Receivables.

(a) Effective on and after the Closing Date, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, the Originator hereby sells, assigns, transfers and otherwise conveys to the SPE, without recourse (except to the extent expressly

Receivables Sale Agreement

provided herein), and the SPE hereby purchases from the Originator, all of the Originator’s right, title and interest in and to all Receivables existing as of the close of business on the Initial Cutoff Date and all Receivables thereafter arising through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereof (collectively, the “Receivables Assets”).  In accordance with the preceding sentence, on the Closing Date, the SPE shall acquire all of the Originator’s right, title and interest in and to the Receivables Assets.  The SPE shall be obligated to pay the Purchase Price for each Receivable in accordance with Section 1.2.

(b) It is the intention of the parties hereto that each transfer of Receivables hereunder shall constitute a true sale, which sale is absolute and irrevocable and provides the SPE with the full benefits of ownership of the Receivables Assets.  Except for the Dilution Credits owed pursuant to Section 1.3, each transfer of Receivables Assets hereunder is made without recourse to the Originator for losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy, lack of creditworthiness or other financial or credit condition of the related Obligor resulting in the inability to pay in respect of an Obligor; provided,  however, that (i) the Originator shall be liable to the SPE for all representations, warranties, covenants and indemnities made by it pursuant to the terms of the Transaction Documents to which it is a party, and (ii) such transfer does not constitute and is not intended to result in an assumption by the SPE or any assignee thereof of any obligation of the Originator or any other Person arising in connection with the Receivables Assets or any other obligations of the Originator.  In view of the intention of the parties hereto that each purchase shall constitute a true sale of Receivables Assets, rather than a loan secured thereby, the Originator agrees that it will, on or prior to the Closing Date and in accordance with Section 4.1(e)(ii), include a notation in its master data processing records relating to the Receivables to indicate that the Receivables have been sold to the SPE.

Section 1.2. Payment for Receivables.

(a) On the Closing Date, the SPE agrees to pay the Originator the Purchase Price for each  Receivable existing as of the close of business on the Initial Cutoff Date (i) to the extent of Available Cash on the Closing Date, in cash (in an amount to be agreed between the SPE and the Originator), and (ii) the remainder (if any) by issuing the Subordinated Note to the Originator with an initial principal amount equal to the remaining Purchase Price payable by the SPE to the Originator not paid in cash.

(b) With respect to each Receivable coming into existence after the Initial Cutoff Date:

(i) The Purchase Price for each such Receivable shall be owing in full by the SPE to the Originator or its designees on the date such Receivable comes into existence; provided, however, a precise reconciliation of the Purchase Prices paid or owed to the Originator during each Calculation Period may be deferred until not later than the Settlement Date immediately following such Calculation Period (or portion thereof).  On each Settlement Date, the Originator shall determine the net increase or the net reduction in the outstanding principal amount of the Subordinated Note that occurred during the immediately preceding Calculation Period (or portion thereof) and shall account for such net increase or net reduction in its books and records.  Although such reconciliation shall be effected on each Settlement Date, increases or decreases in the principal balance of the Subordinated Note shall be deemed to have occurred and shall be effective as of the last day of the immediately preceding Calculation Period; provided that the

Receivables Sale Agreement

interest due and owing on the Subordinated Note on any Settlement Date shall continue to be calculated based on the principal amount outstanding as of the prior Settlement Date;

(ii) The SPE agrees to pay the Purchase Price for each such Receivable  not later than the Settlement Date following the Calculation Period during which such Receivable comes into existence (A) to the extent of Available Cash on the date of payment, in cash, and (B) to the extent any portion of the Purchase Price remains unpaid, by increasing the principal amount outstanding under the Subordinated Note in an amount equal to the lesser of (1) such remaining unpaid portion of such Purchase Price and (2) the maximum increase in the principal balance of the Subordinated Note that could be made without rendering the SPE’s Net Worth less than the Required Capital Amount (it being understood and agreed that the SPE’s inability to pay for all Receivables by the next Settlement Date, either in cash or by increasing the amount due under the Subordinated Note, shall constitute a “Termination Event” hereunder); provided, that (x) all amounts paid by the SPE to the Originator shall be allocated first, to the payment of any Purchase Price then due and unpaid, second, to the payment of accrued and unpaid interest on the Subordinated Note, and third, to reduce the principal amount outstanding under the Subordinated Note to a balance not less than zero; and (y) to the extent that the SPE is entitled to any Dilution Credit pursuant to Section 1.3 in respect of Receivables and the amount of such Dilution Credit exceeds the Purchase Price that would have been owed by the SPE to the Originator under this clause (b)(ii) without taking such Dilution Credit into account for purposes of the calculation of such price, the principal amount outstanding under the Subordinated Note shall be automatically decreased (to a balance not less than zero); and

(c) To the extent that the SPE does not have sufficient Available Cash to pay in full the Purchase Price for all Receivables purchased during any Calculation Period in cash as set forth in Section 1.2(a),  Section 1.2(b)(i) or Section 1.2(b)(ii),  the Originator agrees to advance a subordinated loan in an aggregate amount not to exceed the lesser of (A) the unpaid portion of the Purchase Price of all Receivables sold by the Originator remaining following the payments specified in Section 1.2(a),  Section 1.2(b)(i) or Section 1.2(b)(ii), as applicable, and (B) the maximum loan (each such loan, a “Subordinated Loan”) that could be borrowed by the SPE from the Originator without rendering the SPE’s Net Worth less than the Required Capital Amount.  The Originator irrevocably agrees to advance each Subordinated Loan requested by the SPE prior to the Termination Date.  Each Subordinated Loan shall be evidenced by, and shall be payable in accordance with the terms and provisions of the Subordinated Note and shall be payable solely from Available Cash.  The Originator is hereby authorized by the SPE to endorse on the schedule attached to the  Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of the SPE thereunder.  The Master Servicer shall make all appropriate record keeping entries with respect to the Subordinated Note to reflect the increases, payments and reductions made in respect of the Subordinated Note pursuant to Sections 1.2 and 1.3, and the Master Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, the Subordinated Note at any time.  The Originator will mark the Subordinated Note “CANCELED” and to return the Subordinated Note to the SPE upon the final payment thereof after the occurrence of the Termination Date.

(d) The parties acknowledge and agree that the Purchase Price and other terms are the product of an arm’s length negotiation intending to provide terms that are intrinsically fair, a

Receivables Sale Agreement

Purchase Price that is not less than the fair market value or terms otherwise less favorable than would be obtained in a comparable arm’s length transaction with an unrelated third party.
Section 1.3. Dilution Credits.

If on any day:

(a) the Outstanding Balance of a Receivable sold by the Originator hereunder is:
(i) reduced as a result of any defective or rejected or returned goods or services, any cash discount or any adjustment or otherwise by the Originator, the Master Servicer or any Affiliate thereof, or
(ii) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), or
(iii) reduced on account of the obligation of the Originator or any Affiliate thereof to pay the related Obligor any rebate or refund, or
(iv) less than the amount included in the calculations in any Monthly Report, or
(b) any of the representations and warranties set forth in Sections 2.1(l)(iii)-2.1(q) is not true with respect to such Receivable on the date of transfer hereunder,

then, in such event, the SPE shall be entitled to a credit (each, a “Dilution Credit”) against the Purchase Price otherwise payable for such Receivable equal to (A) in the case of clauses (a)(i)-(iv) above, the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating the Net Pool Balance, as applicable; and (B) in the case of clause (b) above, in the amount of the Purchase Price paid for such Receivable less Collections received by the SPE thereon; provided, however, that if the SPE thereafter receives payment on account of the Outstanding Balance of such Receivable, the SPE shall promptly deliver such funds to the Originator.  If, on any day prior to the Termination Date, the Dilution Credit due from the Originator exceeds the Purchase Price payable to the Originator on such day, solely in the case of Dilution Credits arising from Receivables, the excess amount of such Dilution Credit (x) to the extent of any outstanding principal balance under the Subordinated Note, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note and (y) after making any deduction pursuant to clause (x) above, shall be credited against the Purchase Price payable to the Originator on one or more subsequent days; provided, however, that (1) if any portion of a Dilution Credit remains unrealized on the Termination Date, it shall be payable by the Originator in cash on such Termination Date; (2) if any of the events described in clauses (a)(i)-(iv) or (b) above occurs after such Termination Date, the resulting Dilution Credit shall be paid in cash on the date of occurrence; and (3) no Dilution Credit shall be due for any amount to the extent the same represents losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy, lack of creditworthiness or other financial or credit condition of the related Obligor resulting in the inability to pay in respect of an Obligor.

Receivables Sale Agreement

Section 1.4. Payments and Computations, Etc.

All amounts to be paid or deposited by the SPE hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to an account of the Master Servicer, for the account of the Originator, designated from time to time by the Master Servicer or as otherwise directed by the Master Servicer.  The Master Servicer shall pay funds so received to the Originator or its designee, in cash or by way of credit to the appropriate intercompany account.  In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day.  If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, interest accrued at the Default Rate in respect thereof until paid in full; provided, however, that the Default Rate shall not at any time exceed the maximum rate permitted by applicable law.  All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

Section 1.5. Transfer of Records.

In connection with each sale hereunder, the Originator hereby, sells, transfers, assigns and otherwise conveys to the SPE all of its right and title to and interest in the Records relating to the Receivables sold hereunder, but solely to the extent related to such Receivables, without the need for any further documentation in connection with such sale.  In connection with such transfer, the Originator hereby grants to each of the SPE, the Administrative Agent and the Master Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by the Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by the Originator  or is owned by others and used by the Originator under license agreements with respect thereto; provided, however, that so long as the Records maintained in any software the license or sublicense of which hereunder would require the consent of the applicable licensor can be exported to Excel, such software shall not be included in the license granted in this Section 1.5.  The license granted hereby shall be irrevocable until the payment in full of the Aggregate Unpaids (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), and shall automatically terminate on the date this Agreement terminates in accordance with its terms.

Section 1.6. Characterization.

If, notwithstanding the intention of the parties expressed in Section 1.1(b), any transfer by the Originator to the SPE of Receivables hereunder shall be characterized in any manner other than a true sale or such transfer for any reason shall be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the applicable UCC and other applicable law.  For this purpose and without being in derogation of the parties’ intention that each transfer shall constitute a true sale and absolute assignment thereof, the Originator hereby grants to the SPE a security interest in all of the Originator’s right, title and interest in, to and under the Receivables Assets and all proceeds thereof, whether existing as of the close of business on the Initial Cutoff Date or thereafter arising through and including the Termination Date (collectively, the “Originator Collateral”), to secure the prompt and complete payment of a loan deemed to have been made by the SPE to the Originator in an amount equal to the aggregate Purchase Price for the Receivables, together with all other obligations of the Originator hereunder, which security interest, the Originator hereby represents and warrants, is valid, duly perfected and prior to all Liens (other than Permitted Liens).  The SPE and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided

Receivables Sale Agreement

to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.

Article II Representations and Warranties
Section 2.1. Representations and Warranties of the Originator.

The Originator hereby represents and warrants to the SPE on the Closing Date and on each date thereafter on which a Receivable comes into existence prior to the Termination Date:

(a) Existence and Compliance with Law.   The Originator (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Power; Authorization; Enforceable Obligations. The Originator has the power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party and to make the Subordinated Loans.  The Originator has taken all necessary organizational action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and to authorize the lending of the Subordinated Loans on the terms and conditions of this Agreement and the Subordinated Note.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Transaction Documents, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect.  Each Transaction Document to which the Originator is a party has been duly executed and delivered on behalf of it.  This Agreement constitutes, and each other Transaction Document to which the Originator is a party, upon execution, will constitute, a legal, valid and binding obligation of the Originator, enforceable against the Originator in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) Legal Agreements.  This Agreement and each of the other Transaction Documents to which the Originator is a party in any capacity have been duly authorized, executed and delivered by the Originator, and constitute the legal, valid and binding obligations of the Originator, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(d) Regulation U.    The Originator is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board

Receivables Sale Agreement

of Governors of the Federal Reserve System), and no part of the Purchase Price paid to the Originator will be used by the Originator to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(e) Investment Company Act.    The Originator is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  The Originator is not subject to regulation under any Requirement of Law (other than Regulation X of the Board of Governors of the Federal Reserve System of the United States (or any successor) and applicable insolvency law after the commencement of an insolvency proceeding) that limits its ability to incur indebtedness.

(f) Solvency. The Originator is and, upon the making of each sale under this Agreement, will be, Solvent.

(g) Anti-Money Laundering/International Trade Law Compliance.    As of the Closing Date, the date of the making of each sale hereunder, the date of any renewal, extension or modification of this Agreement or any other Transaction Document, and at all times until this Agreement has been terminated in accordance with its terms: (i) the Originator (A) is not a Sanctioned Person, (B) has no assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, or (C) does not do business in or with, or derive any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (ii) the proceeds of the sales of Receivables Assets hereunder will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law or directive enforced by any Compliance Authority; (iii) the funds used to repay the Indebtedness and other obligations hereunder and under the other Transaction Documents are not derived from any unlawful activity; and (iv) the Originator is in compliance with, and does not engage in any dealings or transactions prohibited by any Anti-Terrorism Laws.

(h) Anti-Terrorism Laws.    The Originator is not in violation in any material respect of any Anti-Terrorism Law or does not engage in or conspire to engage in any material respect in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.  Neither the Originator nor any of its Affiliates is any of the following (each a “Blocked Person”):  (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (iii) a Person with which any Purchaser is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.  The Originator does not (A) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deal in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

Receivables Sale Agreement

(i) Anti-Corruption Laws and Sanctions.  The Originator has implemented and maintains in effect policies and procedures designed to ensure compliance by the Originator, its Subsidiaries and their respective directors, officers, employees and agents that will act in any capacity in connection with or benefit from the receivables purchase facility established hereby with Anti-Corruption Laws and applicable Sanctions, and the Originator, its Subsidiaries and their respective officers and directors and to the knowledge of the Originator, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Originator being designated as a Sanctioned Person.  None of (i) the Originator, any of its Subsidiaries or to the knowledge of the Originator or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Originator, any agent of the Originator or any Subsidiary that will act in any capacity in connection with or benefit from the receivables purchase facility established hereby, is a Sanctioned Person.   No use of proceeds of any Receivable or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

(j) Places of Business and Locations of Records.  The Originator’s principal place of business, chief executive office and the other locations (if any) where its Records are located are at the addresses listed on Exhibit II or such other locations of which the SPE (and the Administrative Agent as its assignee) have been given notification in jurisdictions where all action required to maintain the perfection of the SPE’s and the Administrative Agent’s interests in the Receivables Assets has been taken and completed.

(k) Names and Identification Numbers.  Except as stated on Exhibit II, in the five (5) years prior to the Closing Date, the Originator has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.  The Originator’s Federal Employer Identification Number and State of organization identification number are correctly set forth on Exhibit II.

(l) Collections Accounts.
(i) Each Collection Account is either in the name of the SPE, or is in the name of the Originator.

(ii) Each Collection Account and Lock-Box is identified on Schedule B to the Receivables Purchase Agreement and is free and clear of any Lien (other than Permitted Liens).    The Originator has not granted any Person (other than the SPE,  the Master Servicer and their respective assigns) access to or control of any such Lock-Box or Collection Account or the right to take control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.

(iii) Either the Master Servicer or the Originator has directed the Obligors to make payments on the Receivables, to a Lock-Box or a Collection Account.

(iv) To the extent that funds other than Collections are deposited into any Collection Account, the Originator or the Master Servicer can promptly trace and identify which funds constitute Collections. If for any reason the Originator receives any Collections, the Originator shall deposit such Collections directly into a Lock-Box or a Collection Account within two (2) Business Days following the receipt and identification thereof. Any such Collections received by

Receivables Sale Agreement

the Originator while in the possession of the Originator shall be held in trust for the benefit of the SPE and shall not be deposited in any bank or other securities account other than a Lock-Box or a Collection Account.

(m) Good Title.  Immediately prior to or contemporaneously with each sale hereunder, the Originator is the legal and beneficial owner of all of its existing Receivables and the Related Security with respect thereto, free and clear of any Lien except for Permitted Liens.

(n) Perfection.  Assuming the filing of the financing statement approved by the Originator on the date hereof, this Agreement, together with such financing statement, is effective to create in favor of the SPE, a valid and perfected Security Interest in the Originator Collateral, free and clear of any Lien except for Permitted Liens.

(o) Compliance with Credit and Collection Policy. The Originator has complied in all material respects with its Credit and Collection Policy with regard to each Receivable and the related Contract.

(p) Payments to the Originator.  With respect to each Receivable, the SPE has given reasonably equivalent value to the Originator in consideration therefor, and such transfer was not made for or on account of an antecedent debt.  No transfer of any Receivable under this Agreement is or may be voidable under any section of the Federal Bankruptcy Code.

(q) Enforceability of Contracts.  Each Contract with respect to each Receivable is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued Finance Charges thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Article III Conditions of Purchase
Section 3.1. Conditions Precedent to Closing.

The effectiveness of this Agreement is subject to the conditions precedent that (a) the SPE shall have received on or before the Closing Date those documents listed on Schedule A attached hereto unless the Administrative Agent (as the SPE’s assignee) shall otherwise consent in writing with the consent of the Purchasers and (b) all of the conditions to the effectiveness of the Receivables Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.

Section 3.2. Conditions Precedent to Subsequent Payments.

The SPE’s obligation to pay for any Receivable coming into existence after the Initial Cutoff Date shall be subject to the conditions precedent that:  (a) the Facility Termination Date shall not have occurred; and (b) on the date such Receivable comes into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by the Originator that such statements by it are then true):

Receivables Sale Agreement

(i) the representations and warranties of the Originator set forth in Article II (other than Section 2.1(l)(iii)) are true and correct in all material respects on and as of the date such Receivable came into existence as though made on and as of such date (except to the extent such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);  and

(ii) no Termination Event is continuing.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under the Subordinated Note, or by offset of amounts owed to the SPE), title to such Receivable and the other related Receivables Assets shall vest in the SPE, whether or not the conditions precedent to the SPE’s obligation to pay for such Receivable were in fact satisfied.  The failure of the Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of the SPE to rescind the related purchase and direct the Originator to pay to the SPE an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.

Article IV Covenants
Section 4.1. Affirmative Covenants of the Originator.

Until the date on which this Agreement terminates in accordance with its terms, the Originator hereby covenants as set forth below:

(a) Notices. The Originator will furnish to the Administrative Agent (for prompt distribution to the Purchasers) each of the following:

(i) Copies of Notices under Control Agreements.  Promptly upon its receipt from any Collection Bank under any Control Agreement to which the Originator is a party of (A) any notice of default or (B) any demand for reimbursement which is not covered by available funds in the applicable Collection Accounts, a copy of the same.

(ii) Adoption of a New Credit and Collection Policy.  In the event the Originator adopts a Credit and Collection Policy which could reasonably be expected to adversely impact the Receivables of the Originator in any material respect, at least ten (10) Business Days prior to the effectiveness of any such adoption, a copy of the Originator’s proposed new Credit and Collection Policy, together with a request for the SPE’s (and the Administrative Agent’s, as the SPE’s assignee) consent thereto (which consent will not be unreasonably withheld or delayed).

(iii) Termination Events.  Within ten (10) Business Days after the earlier of notice to or actual knowledge of the Originator of the occurrence of any Termination Event, a statement of the Originator’s Chief Financial Officer, Treasurer, Corporate Controller or any other authorized officer, on behalf of the Originator, describing the same and, if applicable, the steps being taken with respect thereto.

(iv) Notice of Material Adverse Change.  Promptly upon becoming aware thereof, the Originator will give the Administrative Agent (for prompt distribution to each Purchaser) written

Receivables Sale Agreement

notice with respect to any Material Adverse Change or any development or occurrence which would have a Material Adverse Effect.

(b) Audits.  The Originator will, from time to time during regular business hours as requested by the SPE upon not less than ten (10) days’ written notice and at the sole cost of the Originator, permit the Administrative Agent and the Purchasers or their respective agents or representatives:  (i) to examine and make copies of and abstracts from all Records in the possession or under the control of the Originator relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of the Originator during reasonable business hours for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to the Originator’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or the Originator’s performance under the Contracts and, in each case, with any of the officers or employees of the Originator having knowledge of such matters (each such visit, a “Review”); provided that, so long as no Termination Event or Amortization Event has occurred and is continuing and that the prior Review, if any, had no material adverse findings, only one Review (which Review may apply to both the Master Servicer and the Originator) will be permitted under this Section 4.1(b) or under Section 8.01(m) of the Receivables Purchase Agreement in any one calendar year.

(c) Preservation of Existence and Franchises.  The Originator shall, and shall cause the Originator to, maintain its organizational existence and its rights and franchises in full force and effect in its jurisdiction of incorporation, except that the Originator may merge or consolidate with or into MSC so long as MSC is the surviving entity.  The Originator may not change its jurisdiction of incorporation or organization, as the case may be, without the prior written consent of the Administrative Agent, and each will qualify and remain licensed or qualified as a foreign corporation, partnership or limited liability company, as the case may be, in each jurisdiction in which the failure to receive or retain such licensing or qualification would have a Material Adverse Effect.

(d) Insurance.  The Originator shall maintain with financially sound and reputable insurers insurance with respect to their properties and businesses and against such liabilities, casualties and contingencies and of such types and in such amounts as is reasonably satisfactory to the Administrative Agent and as is customary in the case of corporations or other entities engaged in the same or similar business or having similar properties similarly situated.

(e) Financial Accounting Practices.  The Originator and each of its Subsidiaries shall make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect in all material respects its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Compliance with Laws.  The Originator and each of its Subsidiaries shall comply with all applicable Laws, the non-compliance with which would have a Material Adverse Effect.  The Originator will maintain in effect and enforce policies and procedures designed to ensure compliance

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by the Originator, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(g) Pension Plans.  The Originator shall (i) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Originator in connection with such termination; (ii) make contributions to all of its Plans in a timely manner and in a sufficient amount to comply in all material respects with the requirements of ERISA; (iii) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, other than a non-exempt “prohibited transaction” (as defined in Section 406 and 408 of ERISA or Section 4975 of the Code) involving any Plan or material accumulated funding deficiency as such term is defined in ERISA; and (iv) notify the Administrative Agent immediately upon receipt by the Originator of any notice of the institution of any proceeding or other action which may result in material liability in connection with the termination of any Plan.  The Originator shall deliver to the Administrative Agent (for the prompt delivery to each Purchaser), promptly after the filing or receipt thereof, copies of all material reports or notices that the Originator files or receives under ERISA with or from the Internal Revenue Service, the PBGC or the U.S. Department of Labor.

(h) Continuation of and Change in Business.  The Originator and its Subsidiaries will continue to engage generally in business and activities substantially similar to those in which they are engaged on the Closing Date and will not engage in any materially different business or activity without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld, conditioned or delayed.

(i) Further Assurances.  The Originator, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the SPE or Administrative Agent may reasonably request from time to time in order to carry out the intent and purposes of this Agreement more effectively and the transactions contemplated by this Agreement.

(j) Anti-Money-Laundering/International Trade Law Compliance. The Originator shall immediately notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event.

(k) Anti-Terrorism Laws.  The Originator  and its Affiliates and agents shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.  The Originator shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its sole discretion, confirming the Originator’s compliance with this Section 4.1(k).

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(l) Keeping and Marking of Records and Books.

(i) The Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  The Originator will give the SPE (or its assigns) notice of any change in the administrative and operating procedures referred to in the previous sentence.

(ii)The Originator will upon the reasonable request of the SPE (or its assigns) following the occurrence and during the continuance of a Termination Event with respect to the Originator hereunder:  (1) mark each Contract with a legend describing the SPE’s ownership interest in the Receivables and further describing security interest in the Receivables of the Administrative Agent, or (2) deliver to the SPE (or its assigns) all Contracts (including, without limitation, all multiple originals of any such Contract) relating to the Receivables that are in the Originator’s possession.

(m) Compliance with Contracts and Credit and Collection Policy.  The Originator will (i) timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) not take any action inconsistent in any material respect with the Credit and Collection Policy in regard to any Receivable and the related Contract.

(n) Separateness.  The Originator acknowledges that each of the Administrative Agent and the Purchasers is entering into the transactions contemplated by the Receivables Purchase Agreement in reliance upon the SPE’s identity as a legal entity that is separate from MSC, the Originator and any of their Affiliates.  Therefore, from and after the date of execution and delivery of this Agreement, the Originator will not take any action inconsistent with the “separateness covenants” set forth in Section 8.01(n) of the Receivables Purchase Agreement.

(o) Collections.   The Originator shall, or shall cause the Originator to at all times instruct all Obligors to deliver payments on the Receivables to a Collection Account that is subject to a Control Agreement or a Lock-Box that clears through a Collection Account that is subject to a Control Agreement.  In the event that an Obligor makes payment directly to the Originator,  the Originator shall promptly (but in any event within two (2) Business Days after receipt) remit all such Collections to a Collection Account or Lock-Box described in this first sentence of this Section.  The Originator shall, at all times, maintain such books and records necessary to identify Collections received from time to time on Receivables to transfer such Collections to a Collection Account or Lock-Box described in the first sentence of this Section.  The Originator shall not authorize funds other than Collections of Receivables Assets to be deposited into any Lock-Box or Collection Account.  The Originator shall only add a Collection Account or Collection Bank to those listed on Schedule B to the Receivables Purchase Agreement, if the Administrative Agent has received notice of such addition and, with respect to a Collection Account, an executed and acknowledged copy of a Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Bank.  The Originator shall only terminate a Collection Bank or

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close a Collection Account with the prior written consent of the SPE and the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(p) Payment of Taxes and Other Claims.  The Originator will pay or discharge, when due, (i) all Taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, (ii) all federal, state and local Taxes required to be withheld by it, and (iii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Originator;  provided that the Originator shall not be required to pay any such tax, assessment, charge or claim (A) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which Originator has provided adequate reserves in accordance with GAAP or (B) where failure to pay such tax, assessment, charge or claim could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Negative Covenants of the Originator.

Until the date on which this Agreement terminates in accordance with its term, the Originator hereby covenants that:

(a) Change in Name, Jurisdiction of Incorporation, Offices and Records.  Except as otherwise permitted under Section 4.1(c), it will not change (i) its name as it appears in the official public record in the jurisdiction of its incorporation (as contemplated by Section 9-503(a)(1) of the UCC), (ii) its status as a “registered organization” (within the meaning of Article 9 of any applicable enactment of the UCC), (iii) its organizational identification number, if any, issued by its jurisdiction of incorporation, or (iv) its jurisdiction of organization unless it shall have:  (A) given the SPE (or its assigns) at least ten (10) days’ prior written notice thereof; (B) at least three (3) Business Days prior to such change, delivered to the SPE (or its assigns) all financing statements, instruments and other documents reasonably requested by the SPE (or its assigns) in connection with such change or relocation and (C) solely if requested by the SPE or the Administrative Agent, as the SPE’s assignee, caused an opinion of counsel reasonably acceptable to the SPE and its assigns to be delivered to the SPE and its assigns that the SPE’s security interest is perfected, such opinion to be in form and substance similar to the related opinion delivered on the Closing Date and otherwise reasonably acceptable to the SPE and its assigns.

(b) Change in Payment Instructions to Obligors.  It will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors of Receivables regarding payments to be made to any Lock-Box or Collection Account;  provided, however, the SPE hereby authorizes the Originator, for the benefit of and on behalf of the SPE, to add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors of Receivables regarding payments to be made to any Lock-Box or Collection Accounts so long as the SPE (and its assigns) shall have received, (i) at least twenty (20) days before the proposed closing date therefor, written notice of such addition, termination or change, (ii) with respect to the addition of a Collection Account, an executed Control Agreement with respect to the new Collection Account prior to depositing any Collections therein and (iii) such addition, termination or change is intended to better facilitate the receipt of Collections and otherwise intended to benefit the SPE; further;  provided, however, that the requirements in clauses (i) and (ii) or this Section 4.2(b) shall not apply if Originator makes changes in instructions to Obligors regarding payments if such new instructions require such Obligor

Receivables Sale Agreement

to make payments to another existing Lock-Box that clears through a Collection Account subject to a Control Agreement or to another existing Collection Account that is subject to a Control Agreement.

(c) Modifications to Contracts.  Except as otherwise permitted in its capacity as Master Servicer pursuant to the Receivables Purchase Agreement, it will not extend, amend or otherwise modify the payment terms of any Receivable or any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy or as required by applicable Law.

(d) Sales, Liens.  Other than the ownership and security interests contemplated by the Transaction Documents, it will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivables Asset, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, Permitted Liens).

(e) Accounting for Purchase.  It will not account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than the sale and absolute assignment of the Receivables and the Related Security by it to the SPE or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale and absolute assignment of the Receivables and the Related Security by it to the SPE (except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP).

(f) Use of Proceeds.  The Originator will not use the proceeds of any sale of Receivables hereunder, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any margin stock.  The Originator agrees that it shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents that will act in any capacity in connection with or benefit from the receivables purchase facility established hereby shall not use, the proceeds of any sale of Receivables hereunder (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

(g) Actions Inconsistent with Ownership. The Originator shall not claim any ownership interest in any Receivable sold to the SPE.
Article V Termination Events
Section 5.1. Termination Events.

The occurrence of any one or more of the following events shall constitute a “Termination Event”):

Receivables Sale Agreement

(a) the Termination Date shall have occurred;

(b) the Originator shall fail to make any payment or deposit required hereunder when due and such failure shall continue for five (5) days after the date when due, or (ii) the SPE shall fail to or be unable to pay the Purchase Price for any Receivable when and as required in Section 1.2(b)(ii);

(c) other than as addressed in Section 5.1(b),  the Originator shall fail to perform or observe in any material respect any covenant or agreement in this Agreement or any other Transaction Document to which the Originator is a party, and such failure shall continue unremedied for a period of thirty (30) consecutive days  after notice to the Originator from the Administrative Agent or the Required Purchasers;

(d) any representation, warranty, certification or statement made or deemed made by or the Originator in any Transaction Document to which it is a party or in any other document delivered pursuant thereto shall prove to have been false or misleading in any material respect when made or deemed made; provided that no breach of a representation or warranty set forth in this Agreement shall constitute a Termination Event pursuant to this clause (d) if a Dilution Credit has been given, the outstanding principal balance of the Subordinated Note has been reduced or the Originator has made a cash payment to the SPE, in each case, as required by Section 1.3 with respect to such breach;

(e) a Change of Control shall occur with respect to MSC or the Originator;
(f) the “Amortization Date” shall occur under the Receivables Purchase Agreement;

(g) one or more final judgments for the payment of money in excess of Fifty  Million and 00/100 Dollars ($50,000,000.00) (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof shall have been entered against the Originator and shall remain undischarged or unstayed for a period of thirty (30) consecutive days; or

(h) Any (i) “Event of Default” (under and as defined in the Senior Credit Agreement) shall occur and be continuing, or (ii) MSC or the Originator shall (A) default in making any payment of any principal of any Indebtedness (as defined in the Senior Credit Agreement) (including any Guarantee Obligation as therein defined in respect of Indebtedness) on the scheduled or original due date with respect thereto; or (B) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (C) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (A), (B) or (C) of this paragraph (i) shall not at any time constitute a Termination Event unless, at such time, one or more defaults, events or conditions of the type described in clauses (A), (B) and (C) of this paragraph (i) shall have occurred and be

Receivables Sale Agreement

continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000.
Section 5.2. Remedies.

Upon the occurrence and during the continuation of a Termination Event, the SPE may declare a Termination Date to have occurred, whereupon such Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Originator;  provided,  however, that upon the occurrence of an event specified in clause (ii) of the definition of “Termination Date”, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Originator, and to the fullest extent permitted by applicable Law, interest at the Default Rate shall accrue with respect to any amounts then due and owing by the Originator to the SPE.  The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of the SPE and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.  For the avoidance of doubt, the occurrence of the Termination Date shall result in the termination of sales of Receivables Assets by the Originator under this Agreement, and shall not accelerate or permit the SPE or the Administrative Agent or Purchasers  to accelerate, the due date for any amount payable under any Receivable or under this Agreement.

Article VI Indemnification
Section 6.1. Indemnities by the Originator.

Without limiting any other rights that the SPE (or the Administrative Agent, as its assignee) may have hereunder or under applicable Law, the Originator hereby agrees to indemnify the SPE, the Administrative Agent, the Purchasers and each officer, director, employee, agent, consultant, auditor, Affiliate and attorney of the SPE, the Purchasers or the Administrative Agent (herein individually each called an “Indemnified Party” and collectively called the “Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever including, without limitation, the reasonable and documented fees and disbursements of counsel for such Indemnified Parties in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto (all of the foregoing being herein called the “Indemnified Amounts”) incurred by an Indemnified Party in connection with or arising out of the execution or delivery of any of the Transaction Documents or the making of any sale hereunder, the performance by the parties to any Transaction Document of their respective obligations thereunder or the use of the proceeds of any Receivable, excluding, however, in each of the foregoing instances:

(A)Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted solely from the gross negligence or willful misconduct on the part of the applicable Indemnified Party;

(B)Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor;

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(C)Taxes (other than Taxes that represent losses, claims, damages, etc. arising from any claim brought in connection with the Transaction Documents that was not related to the payment of Taxes);

(D)Indemnified Amounts to the extent such amounts result from a claim brought by the Originator against an Indemnified Party for breach of such Indemnified Party’s obligations under any Transaction Document as determined by the final judgment of a court of competent jurisdiction in which the Originator the prevailing party; or

(E)Indemnified Amounts to the extent such amounts result from a claim brought by an Indemnified Party against the Originator for breach of its respective obligations under any Transaction Document as determined by the final judgment of a court of competent jurisdiction in which the Originator is the prevailing party.

Without limiting the generality of the foregoing indemnification, the Originator shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Originator but excluding, in any event, items listed in (A)-(E) above) relating to or resulting from:

(i)any representation or warranty made by the Originator (or any of its  officers) under or in connection with, as applicable, this Agreement, any other Transaction Document to which the Originator is a party or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)the failure by the Originator to comply with any applicable Law with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable Law or any failure of the Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)any failure of the Originator to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is a party;

(iv)any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)the commingling of Collections of Receivables at any time with other funds;

(vii)any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Receivable, the ownership of the Receivables or any other investigation,

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litigation or proceeding relating to the Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)the occurrence with respect to the Originator of any event specified in Section 10.01(j) or 10.01(k) of the Receivables Purchase Agreement (as if references therein to “the Seller Parties” or “any Seller Party” were references to the Originator);

(x)any failure of the SPE to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from the Originator, free and clear of any Lien (other than as created hereunder); or any failure of the SPE to give reasonably equivalent value to the Originator under this Agreement in consideration of the transfer by it of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)any failure to vest and maintain vested in the SPE (or the Administrative Agent, as its assignee) a valid and perfected ownership interest or a first priority perfected Security Interest in the Originator Collateral, free and clear of any Lien (except as created by the Transaction Documents);

(xii)the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any the Originator Collateral, whether on the date hereof or at any subsequent time, except to the extent such failure or delay is caused by the SPE (or the Administrative Agent, as its assignee);

(xiii)any action or omission by the Originator which reduces or impairs the rights of the SPE (or the Administrative Agent, as its assignee) with respect to any the Originator Collateral or the value of any the Originator Collateral (other than at the direction of the SPE or the Administrative Agent and except as contemplated by the Transaction Documents);

(xiv)any attempt by any Person to void any sale hereunder or the Security Interest in the Originator Collateral granted hereunder, whether under statutory provision, common law or equitable action;  and

(xv)the failure of any Receivable included as an Eligible Receivable on any Monthly Report to be an Eligible Receivable at the time so included.

The provisions of this Section 6.1 shall survive termination of this Agreement and the Receivables Purchase Agreement.

Section 6.2. Other Costs and Expenses.

The Originator shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent (as the SPE’s assignee) (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation,

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negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all out‑of‑pocket expenses incurred by the Administrative Agent (as the SPE’s assignee) (including the fees, charges and disbursements of outside counsel to the Administrative Agent) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents to which the  Originator is a party, including its rights under this Section.

Article VII Miscellaneous
Section 7.1. Waivers and Amendments.

(a) No failure or delay on the part of the SPE (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by Law.  Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement or the Subordinated Note may be amended, supplemented, modified or waived except in writing signed by the Originator,  the Administrative Agent (as the SPE’s assignee) and, in the case of the Subordinated Note, the SPE.

Section 7.2. Notices.

The provisions of Section 13.02 of the Receivables Purchase Agreement shall apply to all notices to be given under this Agreement.  All communications and notices provided for hereunder shall be given to the parties hereto at the following addresses or facsimile numbers:

If to the Originator:

MSC Industrial Direct Co., Inc.
515 Broadhollow Rd.
Ste 1000
Melville, NY 11747
Attn:  Michael Brown
Email:  brownmi@mscdirect.com
Phone:  516-812-1418

With copy to:

MSC Industrial Direct Co., Inc.
525 Harbour Place Drive
Davidson, NC 28036
Attn:  Legal Department
Email:  legaldept@mscdirect.com
Phone:  704-987-5390

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If to the SPE:

MSC A/R Holding Co., LLC
515 Broadhollow Rd.
Ste 1000
Melville, NY 11747
Attn:  Michael Brown
Email:  brownmi@mscdirect.com
Phone:  516-812-1418

With copy to:

MSC Industrial Direct Co., Inc.
525 Harbour Place Drive
Davidson, NC 28036
Attn:  Legal Department
Email:  legaldept@mscdirect.com
Phone:  704-987-5390

In each case, with a copy to:

Wells Fargo Bank, National Association, as Administrative Agent
1100 Abernathy Rd., NE
16th Floor, Suite 1600
Atlanta, GA  30328-5657
Attn:  Jonathan Davis
Email:  Jonathan.davis@wellsfargo.com
Phone:  (770) 508-2162

Section 7.3. Protection of Ownership Interest of the SPE.

(a) From time to time, at its expense, the Originator will take all necessary action to establish and maintain, irrevocably in the SPE:  (i) legal and equitable title to the Receivables sold hereunder and the Collections related thereto and (ii) all of the Originator’s right, title and interest in the Related Security associated with the Receivables sold hereunder, in each case, free and clear of any Lien other than Permitted Liens.

(b) At any time following the occurrence and during the continuance of a Termination Event hereunder, the SPE (or its assigns) may, at the Originator’s sole cost and expense, direct the Originator to notify the Obligors of Receivables sold hereunder of the ownership interest of the SPE under this Agreement.

(c) If, following the occurrence and during the continuance of a Termination Event hereunder, the Originator fails to perform any of its obligations hereunder, the SPE (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and the SPE’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by the Originator as provided in Section 6.2.  The Originator irrevocably authorizes the SPE (and its assigns)

Receivables Sale Agreement

at any time and from time to time in the sole discretion of the SPE (or its assigns), and appoints the SPE (and its assigns) as its attorney(ies)-in-fact, to act on behalf of the Originator to file on behalf of the Originator, as debtor, all financing statements, continuation statements and amendments thereto or assignments thereof, and execute such other instruments or notices, as may be reasonably necessary or desirable in the SPE’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of the SPE in the Originator Collateral.  This appointment is coupled with an interest and is irrevocable.

(d) (i) the Originator acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables Assets (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Administrative Agent (as the SPE’s assignee), consenting to the form and substance of such filing or recording document, which substance shall include (without limitation) an indication as to the intended true sale nature of the transactions, and (ii) the Originator hereby approves, authorizes and ratifies any filings or recordings made by or on behalf of the Administrative Agent (as the SPE’s assign) in connection with the perfection of the ownership or security interests in favor of the SPE or the Administrative Agent (as the SPE’s assignee).

Section 7.4. Confidentiality.

The parties agree to be bound by the provisions of Section 13.06 of the Receivables Purchase Agreement with the same force and effect as if fully set forth herein.

Section 7.5. CHOICE OF LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE BUYER’S SECURITY INTEREST IN THE COLLATERAL OR REMEDIES HEREUNDER IN RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 7.6. CONSENT TO JURISDICTION.

EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY PURCHASER TO BRING PROCEEDINGS AGAINST the Originator IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY the Originator AGAINST THE ADMINISTRATIVE AGENT, ANY PURCHASER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT

Receivables Sale Agreement

TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 7.7. WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY the Originator PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 7.8. Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  Each of the parties hereto hereby acknowledges that the SPE will assign all of its rights and remedies under this Agreement to the Administrative Agent for the benefit of the Purchasers under the Receivables Purchase Agreement.  As such, all rights and remedies of the SPE under this Agreement may be exercised by the Administrative Agent, with the consent of the Purchasers, to the same extent as if the Administrative Agent were a direct party hereto.

(c) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by the Originator pursuant to Article II, (ii) the indemnification and payment provisions of Article VI, and Sections 7.4 through and including 7.10 shall be continuing and shall survive any termination of this Agreement.

Section 7.9. Counterparts; Severability; Section References.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  To the fullest extent permitted by applicable law, delivery of an executed counterpart of a signature page of this Agreement by telefacsimile or electronic image scan transmission (such as a “pdf” file) will be effective to the same extent as delivery of a manually executed original counterpart of this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Receivables Sale Agreement

Section 7.10. Bankruptcy Petition.

The Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of the SPE under the Receivables Purchase Agreement, it will not institute against, or join any other Person in instituting against, the SPE, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

Section 7.11. USA Patriot Act.

The Administrative Agent (as the SPE’s assignee) hereby notifies the Originator that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies MSC,  the Originator and their respective Subsidiaries, which information includes the name and address of MSC and the Originator and their respective Subsidiaries and other information that will allow the Administrative Agent and the Purchasers to identify such parties in accordance with the USA Patriot Act.

Section 7.12. Amounts to be Paid by the SPE.

Notwithstanding anything in this Agreement to the contrary, the SPE shall not have any obligation to pay the cash portion of any Purchase Price to the extent such cash portion exceeds its Available Cash on the applicable purchase date.  All payment obligations of the SPE hereunder are contingent on the availability of funds in excess of the amounts necessary to pay its obligations under the Receivables Purchase Agreement.

Receivables Sale Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co., INC.,

as the  “Originator”

By: ___/s/ Neal Dongre_______________________

Name: Neal Dongre
Title: Vice President, General Counsel & Corporate Secretary

MSC A/R HOLDING CO., LLC,  as the “SPE”

By: ___/s/ John G Chironna____________________

Name: John G. Chironna

Title: President

Receivables Sale Agreement

Exhibit I

Definitions

This is Exhibit I to the Agreement (as hereinafter defined).  As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof).  If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in the Receivables Purchase Agreement (hereinafter defined).

“Administrative Agent” has the meaning specified in the Preliminary Statements.

“Aggregate Unpaids” means the Guaranteed Obligations, the Seller Guaranty and all other Seller Obligations (as each of the foregoing is defined in the Receivables Purchase Agreement.

“Agreement” has the meaning specified in the preamble.

“Available Cash” means, on any date of determination, cash available to the SPE from any source that is not required to be paid to or set aside for the benefit of the Administrative Agent and the Purchasers on such date under the Receivables Purchase Agreement.

“Blocked Person” has the meaning specified in Section 2.1(h).

“Closing Date” has the meaning specified in the preamble.

“Dilution Credit” has the meaning specified in Section 1.3.

“Discount Factor” means a percentage calculated to provide the SPE with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to the SPE of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors.  The Originator and the SPE may agree from time to time and at any time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which the Originator and the SPE agree to make such change.  As of the date of this Agreement, the Discount Factor is 1.3%.

“Indemnified Amounts” has the meaning specified in Section 6.1.

“Indemnified Party(ies)” has the meaning specified in Section 6.1.

“Initial Cutoff Date” means December 15, 2022.

“Master Servicer” has the meaning specified in the Preliminary Statements.

Receivables Sale Agreement

“Material Adverse Change” means a material adverse change in the (a) business, property, results of operations or financial condition of MSC and its Restricted Subsidiaries (as defined in the Senior Credit Agreement) taken as a whole; (b) the ability (other than financial ability) of the Originator to perform any of its payment or other obligations under this Agreement or any of the other Transaction Documents to which it is a party; or (c) the legality, validity, or enforceability of this Agreement or any of the other Transaction Documents to which the Originator is a party.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, results of operations or financial condition of MSC and the Originator taken as a whole; (b) the ability (other than financial ability) of the Originator to perform any of its payment or other obligations under this Agreement or any of the other Transaction Documents to which it is a party; or (c) the legality, validity, or enforceability of the obligations of the Originator under this Agreement or any of the other Transaction Documents to which it is a party.

“MSC” has the meaning specified in the Preliminary Statements.

“Net Worth” means, as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (i) the aggregate Outstanding Balance of the Receivables purchased hereunder at such time, over (ii) the sum of (A) the Aggregate Capital outstanding under the Receivables Purchase Agreement at such time, plus (B) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Originator” has the meaning specified in the preamble.

“Originator Collateral” has the meaning specified in Section 1.6.

“Purchase Price” means, with respect to any sale of Receivables by the Originator hereunder, the aggregate price to be paid by the SPE to the Originator in accordance with Section 1.2 for the Receivable Assets being sold to the SPE, which price shall equal on any date (i) the product of (A) the Outstanding Balance of the Receivables on such date, multiplied by (B) one minus the Discount Factor in effect on such date, minus (ii) any Dilution Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.3.

“Purchasers” has the meaning specified in the Preliminary Statements.

“Receivables Assets” has the meaning specified in Section 1.1(a).

“Receivable” means any indebtedness and other obligations owed to the Originator by, or any right of the Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto.  Indebtedness, other obligations and rights to payment arising from any one transaction, including indebtedness, other obligations and rights to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness, other obligations and rights to payment arising from any other transaction.

“Receivables Purchase Agreement” has the meaning specified in the Preliminary Statements.

Receivables Sale Agreement

“Related Security” means, solely to the extent applicable to any Receivable:

(i) all of the Originator’s right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable,

(ii) all other Security Interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable;

(iii) all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of the Originator’s right, title and interest in each Lock-Box and each Collection Account relating to such Receivable, and all of the Originator’s rights in, to and under any Control Agreement related to such Lock-Box or Collection Account.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Capital Amount” means $15,000,000 (which shall be the amount of cash that MSC will contribute to the SPE’s capital on the Closing Date).

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By‑Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Review” has the meaning specified in Section 4.1(b).

“Servicing Fees” means fees and expenses payable by the Originator to Master Servicer under the Receivables Purchase Agreement.

“SPE” has the meaning specified in the preamble.

“Subordinated Loan” has the meaning specified in Section 1.2(c).

“Subordinated Note” means a promissory note in substantially the form of Exhibit III hereto as more fully described in Section 1.2, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Receivables Sale Agreement

“Termination Date” means  the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of any event specified in Section 10.01(j) or 10.01(k) of the Receivables Purchase Agreement as if references therein to “the Seller Parties” or “any Seller Party” were references to the Originator, (iii) the Business Day specified in a written notice from the Administrative Agent as the SPE’s assignee to the Originator following the occurrence of any other Termination Event, and (iv) the date which is 10 Business Days after the SPE’s receipt of written notice from the Originator that it wishes to terminate the facility evidenced by this Agreement.

“Termination Event” has the meaning specified in Section 5.1.

“Unmatured Termination Event” means an event which, with the passage of time or the giving of notice, or both, could constitute a Termination Event.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Receivables Sale Agreement

Exhibit II

the Originator’s Principal Place of Business, Chief Executive Office, Other Records Locations; FEIN; State Organizational I.D. Number; and Other Names (Assumed, Prior, Trade and Fictitious Names)

Legal Name	FEIN and NY Org. I.D.	Jurisdiction of Organization	Principal Place of Business	Chief Executive Office and Locations of Records	Other/Prior Legal and Trade Names (During the 5 years prior to the Closing Date)
Sid Tool Co., Inc. d/b/a MSC Industrial Supply Co.	FEIN: 13-5526506 NY Org. ID: (DOS ID) 59732	New York	525 Harbour Place Drive, Davidson, NC 28036	515 Broadhollow Rd., Ste 1000, Melville, NY 11747	MSC Industrial Supply Co.

Receivables Sale Agreement

Exhibit III

Form of Subordinated Note

SUBORDINATED NOTE

December 19, 2022

1.Note.  FOR VALUE RECEIVED, the undersigned, MSC A/R Holding Co., LLC, a Delaware limited liability company (the “SPE”), hereby unconditionally promises to pay to Sid Tool Co., Inc., a New York corporation d/b/a MSC Industrial Supply Co., Inc. (the “Originator”), in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by the Originator to the SPE pursuant to and in accordance with the terms of that certain Receivables Sale Agreement, dated as of December 19, 2022, between the Originator and certain of its affiliates, as sellers, and the SPE (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”).  Reference to Section 1.2 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made.  All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2.Interest.  The SPE further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Yield Rate (as defined in the Receivables Purchase Agreement), computed for actual days elapsed on the basis of a year consisting of 360 days, on each Settlement Date hereafter on which no Amortization Event or Potential Amortization Event (each, as defined in the Receivables Purchase Agreement) exists and is continuing, to the extent of the SPE’s Available Cash (it being understood and agreed that any amount of interest which the SPE is precluded from paying due to the existence and continuance of an Amortization Event or Potential Amortization Event or the lack of sufficient Available Cash shall become due and payable on the next Settlement  Date on which no such condition persists); provided,  however, that if the SPE shall default in the payment of any principal hereof, the SPE promises to pay, on demand, interest at the rate per annum equal to the sum of the Yield Rate plus 2.00% on any such unpaid amounts, from the date such payment is due to the date of actual payment; and provided further, that the SPE may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note.  The outstanding unpaid interest of any loan made under this Subordinated Note shall be due and payable on the Termination Date and may be paid with the prepayment of principal at any time without premium or penalty.

3.Principal Payments.  On each Settlement Date hereafter on which no Amortization Event or Potential Amortization Event (each, as defined in the Receivables Purchase Agreement) exists and is continuing, the SPE shall pay to the Originator the outstanding principal balance of this Subordinated Note to the extent of the SPE’s Available Cash (it being understood and agreed that any amount of principal which the SPE is precluded from paying due to the existence and continuance of an Amortization Event or Potential Amortization Event or the lack of sufficient Available Cash shall become due and payable on the next Settlement Date on which no such condition persists).  The Originator is authorized and directed by the SPE to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each

Receivables Sale Agreement

payment of principal made by the SPE, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of the Originator to make any such entry or any error therein shall expand, limit or affect the obligations of the SPE hereunder. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on The Termination Date and may be repaid or prepaid at any time without premium or penalty.

4.Subordination.  The Originator shall have the right to receive, and the SPE shall make, any and all payments and prepayments relating to the loans made under this Subordinated Note,  provided that, after giving effect to any such payment or prepayment, the aggregate Outstanding Balance of Receivables (as each such term is defined in the Receivables Purchase Agreement) owned by the SPE at such time exceeds the sum of (i) the Aggregate Unpaids (as defined in the Receivables Purchase Agreement) outstanding at such time under the Receivables Purchase Agreement, plus (ii) the aggregate outstanding principal balance of all loans made under this Subordinated Note.  The Originator hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, the Originator shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of the SPE owing to Wells Fargo Bank, National Association, as the Administrative Agent (together with its successor and assigns in such capacity, the “Administrative Agent”) or the Purchasers from time to time party thereto (the “Purchasers”) under that certain Receivables Purchase Agreement, dated as of December 19, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”) by and among the SPE,  MSC  Industrial Direct Co., Inc. a New York corporation, as the Master Servicer, the Purchasers and the Administrative Agent.  The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Administrative Agent, the Purchasers and/or any of their successors or permitted assignees (collectively, the “Senior Claimants”) under the Receivables Purchase Agreement.  Until the date on which the “Aggregate Capital” outstanding under the Receivables Purchase Agreement has been repaid in full and all other obligations of the SPE and/or the Master Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, by its acceptance hereof, the Originator shall be deemed to have agreed not institute against the SPE any proceeding of the type described in Section 10.01(j) or 10.01(k) of the Receivables Purchase Agreement.  Should any payment, distribution or security or proceeds thereof be received by the Originator in violation of this Section 4, such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Administrative Agent for the benefit of the Senior Claimants.

5.Bankruptcy; Insolvency.  Upon the occurrence of any Event of Bankruptcy (as defined in the Receivables Purchase Agreement) involving the SPE, as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Aggregate Capital and the Senior Claim (including “Yield” as defined and as accruing under the Receivables Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such Yield is an allowable claim in any such proceeding) before the Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of the SPE of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for distribution to the Purchasers and application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

Receivables Sale Agreement

6.Amendments.  This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement.  The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Purchasers.

7.GOVERNING LAW.  THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT NEW YORK, NEW YORK, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK.  WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

8.Waivers.  All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.  The Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9.Non-petition.  In accepting this Subordinated Note,  the Originator shall be deemed to have agreed, on behalf of itself and its successors, pledgees and assigns, that, prior to the date that is two years and one day after the payment in full of all outstanding obligations of the SPE under the Receivables Purchase Agreement, it will not institute against, or join any other Person in instituting against, the SPE, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

MSC A/R HOLDING CO., LLC

By:_______________________________
Name:

Title:

Receivables Sale Agreement

Schedule
to
Subordinated Note

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by (initials)

Receivables Sale Agreement

Schedule A

Documents Delivered to the SPE
on or Prior to the Closing Date

Party
#	Document or Action	Responsible Party
Transaction Documents
1.	Receivables Sale Agreement by and between the Originator and the SPE.	Clark Hill
2.	Receivables Purchase Agreement by and among the SPE, as seller, the Master Servicer, the Administrative Agent and the Purchasers.	Clark Hill
3.	Fee Letter	Clark Hill
4.	Performance Undertaking executed by MSC in favor of the SPE and its assigns.	Clark Hill
5.

Deposit Account Control Agreement by and among the Originator, MSC and JPMorgan Chase Bank, National Association, together with Assignment by and between SPE and Administrative Agent, and consented to by JPMorgan Chase Bank, National Association.

All
6.

Deposit Account Control Agreement  by and among MSC, SPE and US Bank, National Association, together with an Assignment by and between SPE and Administrative Agent, and consented to by US Bank, National Association.

All
7.	Subordinated Note executed by SPE in favor of the Originator	Clark Hill
Governing and Ancillary Documents

Receivables Sale Agreement

8.

Secretary’s Certificate for the Originator, Sid Tools, attaching:

a)

Articles of Incorporation, as amended to Closing Date, recently certified by the New York Secretary of State

b)

Good Standing Certificate (NY)

c)

By-laws

d)

Resolutions

e)

Incumbency and Specimen Signatures of Authorized Officers

MVA/MSC
9.

Secretary’s Certificate for the Parent, MSC,  attaching:

a)

Articles of Incorporation, as amended to Closing Date, recently certified by the New York Secretary of State

b)

Good Standing Certificate (NY)

c)

By-laws

d)

Resolutions

e)

Incumbency and Specimen Signatures of Authorized Officers

MVA/MSC
10.

Secretary’s Certificate for the SPE,  attaching:

a)

Articles of Organization, as amended to Closing Date, recently certified by the Delaware Secretary of State

b)

Good Standing Certificate (DE)]

c)

Operating Agreement

d)

Resolutions or the equivalent

e)

Incumbency and Specimen Signatures of Authorized Manager or Authorized Officers of the Sole Member, as applicable

MVA/MSC
11.	Copy of agreement with Independent Director	MVA/MSC
Lien Searches and Filings
12.	Pre-Closing UCC, State and Federal Tax, Judgment, and Bankruptcy Searches against the Originator, the Parent and the SPE	MVA
13.	“All Assets” UCC-1 financing statement to be filed against the SPE with the State of Delaware..	Clark Hill
14.	UCC-1 financing statement to be filed against the Originator in favor of the SPE with the Administrative Agent named as Total Assignee with the State of New York.	Clark Hill
15.	UCC-3 assignment in favor of the Administrative Agent against the SPE with respect to the UCC-1 described immediately above.	Clark Hill

Receivables Sale Agreement

16.	Post-closing, post-filing date-down UCC searches revealing the foregoing UCC-1’s and UCC-3’a are of-record	Clark Hill
Opinions and Back-up
17.	Copies of any and all consents and/or partial releases necessary from existing creditors of the Originator and/or the Parent.	MVA
18.	Corporate/Limited Liability Company, enforceability and UCC opinion with respect to each of the Originator, the Parent and the SPE.	MVA
19.	“True Sale” Opinion with respect to RSA.	MVA
20.	“Substantive Non-consolidation” Opinion with respect to the SPE, on the one hand, and the Parent and it other Subsidiaries, on the other.	MVA
21.	Opinion Back-up Certificates from each of the Originator, the Parent and the SPE, as necessary.	MVA
Miscellaneous
22.	Pre-closing Beneficial Ownership Diligence [Parent is a public company] and KYC Diligence	Purchasers and MSC
23.	Closing Funds Flow	Admin. Agent
24.	Form of Monthly Report	Admin. Agent
25.	Form of Interim Report	Admin. Agent
26.	Payment of Purchasers’ Upfront Fees per Fee Letter	SPE
27.	Payment of Legal Fees and Disbursements invoiced prior to closing	SPE

Receivables Sale Agreement